               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                       FAULDING INC.
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                                     [LOGO]
                                200 Elmora Avenue
                           Elizabeth, New Jersey 07207

                                   -----------

                            NOTICE OF ANNUAL MEETING
                                 OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 12, 1997

                                   -----------


To the Stockholders:

         The Annual Meeting of Stockholders of Faulding Inc., a Delaware corporation (the "Company"), will be held on Wednesday, February 12, 1997 at 10:00 A.M. at the Newark Airport Marriott, Newark International Airport, Newark, New Jersey, for the following purposes:

         1.       To elect six directors for the ensuing year;

         2.       To approve the adoption of the Faulding Inc. 1997 Stock Option
                  Plan;

         3.       To approve  the  amendment  of the  Faulding  Inc.  1994 Stock
                  Option Plan;

         4. To approve the selection of Deloitte & Touche LLP as the Company's independent auditors for its fiscal year ending June 30, 1997; and

         5. To transact such other business incidental to the Annual Meeting as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         Only stockholders of record at the close of business on January 10, 1997 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

                                                       William R. Griffith
                                                       Secretary

Elizabeth, New Jersey
January 15, 1997

         WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN THE ENCLOSED PROXY WHICH IS SOLICITED BY THE COMPANY'S BOARD OF DIRECTORS AND RETURN IT IN THE PRE-ADDRESSED ENVELOPE WHICH HAS BEEN PROVIDED. ANY STOCKHOLDER MAY REVOKE HIS PROXY AT ANY TIME BEFORE THE MEETING BY WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                                  FAULDING INC.
                                200 Elmora Avenue
                           Elizabeth, New Jersey 07207

                                   -----------

                                 PROXY STATEMENT

                                   ----------

         This Proxy Statement is provided to the Faulding Inc. stockholders in connection with the Annual Meeting. The Annual Meeting will be held on the date, at the time and in the location, and will be held to consider the matters, set forth under "The Annual Meeting." The Company's Board of Directors is soliciting proxies hereby for use at the Annual Meeting. A form of proxy is being provided to the stockholders with this Proxy Statement. Information with respect to the execution and revocation of proxies is provided under the "The Annual Meeting - Voting Rights." This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders on or about January 15, 1997.

         The costs of solicitation of stockholder proxies will be borne by the Company. The Company will reimburse brokers, fiduciaries, custodians and other nominees for reasonable out-of-pocket expenses incurred in sending this Proxy Statement and other proxy materials to, and obtaining instructions relating to such materials from, the beneficial owners of the Company's Common Stock. Proxies may be solicited by directors, executive officers or regular employees of the Company, in person, by letter or by telephone.

                               THE ANNUAL MEETING

Purposes of Meeting

         At the Annual Meeting, stockholders eligible to vote thereat will be asked to consider and vote upon (i) the election of six directors for the ensuing year, (ii) the approval of the adoption of the Faulding Inc. 1997 Stock Option Plan, (iii) the approval of the amendment of the Faulding Inc. 1994 Stock Option Plan; and (iv) ratification of the Board's selection of Deloitte & Touche LLP as the Company's independent auditors for the Company's fiscal year ending June 30, 1997.

         The Board has unanimously approved the adoption of the Faulding Inc. 1997 Stock Option Plan and the amendment of the 1994 Stock Option Plan and recommends that the Company's stockholders vote "FOR" each of these proposals. The Board has also unanimously approved the nomination of each of the six persons named elsewhere herein as nominees for election as directors of the Company for the ensuing year, as well as the selection of Deloitte & Touche LLP as the Company's independent auditors and recommends that stockholders vote "FOR" each of such nominees and "FOR" the ratification of the Board's selection of such auditors.

Date, Time and Place; Record Date

         The Annual Meeting is scheduled to be held at 10:00 A.M., on Wednesday, February 12, 1997, at the Newark Airport Marriott, Newark International Airport, Newark, New Jersey. The Board has fixed the close of business on January 10, 1997 as the record date (the "Record Date") for the determination of holders of Common Stock entitled to notice of and to vote at the Annual Meeting. On January 10, 1997, there were 15,068,060 shares of Common Stock (held by approximately 472 persons of record) outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. A majority of the shares of Common Stock issued and outstanding and entitled to vote must be present at the Annual Meeting in person or by proxy in order to constitute a quorum for the transaction of business.

Required Vote

         The affirmative vote of the holders of a majority of the shares of Common Stock present and voting, in person or by proxy, at the Annual Meeting is required to approve each of the matters to be presented at the Annual Meeting.

         F.H. Faulding & Co. Limited ("F.H. Faulding"), through its wholly-owned subsidiary Faulding Holdings Inc. ("Faulding Holdings"), owns a majority of the Company's outstanding Common Stock. As a result, F.H. Faulding will have the ability to determine the outcome of all of the proposals to be considered at the Annual Meeting. F.H. Faulding has orally indicated to the Company its intention to vote its shares in favor of the proposals to be considered and voted upon by the stockholders at the Annual Meeting, and in favor of each of the nominees for election as a director. Consequently, it is a virtual certainty that all of the proposals will be approved, and each nominee will be elected as a director.

         The Board is soliciting proxies so that each stockholder on the Record Date has the opportunity to vote on the proposals to be considered at the Annual Meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a stockholder does not return a signed proxy card, his or her shares will not be voted.

         A broker who holds shares in street name will not be entitled to vote on the proposals to approve the adoption of the 1997 Stock Option Plan and the amendment of the 1994 Stock Option Plan without instructions from the beneficial owner. This inability to vote is referred to as a broker non-vote. Stockholder abstentions and broker non-votes will be counted for purposes of determining the existence of a quorum at the Annual Meeting. Stockholders are urged to mark the boxes on the proxy card to indicate how their shares will be voted. If a stockholder (other than a broker which holds shares in street name for its customers) returns a signed proxy card, but does not indicate how his or her shares are to be voted, the shares represented by the proxy card will be voted "FOR" the proposals to approve the adoption of the 1997 Stock Option Plan and the amendment of the 1994 Stock Option Plan, "FOR", each of the nominees for election of directors and "FOR" ratification of the Board's selection of independent auditors.

         The proxy card also confers discretionary authority on the individuals appointed by the Board and named on the proxy card to vote the shares represented thereby on any other matter incidental to the Annual Meeting that is properly presented for action at the Annual Meeting or any adjournment or postponement thereof.

         Any stockholder may revoke his proxy at any time before the Annual Meeting by written notice to such effect received by the Company at 200 Elmora Avenue, Elizabeth, New Jersey 07207, Attention: Corporate Secretary, by delivery of a subsequently dated proxy, or by attending the Annual Meeting and voting in person.

         A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder at the Company's offices for a period of ten days prior to the Annual Meeting and at the Annual Meeting itself.

                              ELECTION OF DIRECTORS

Information Concerning Nominees

         Pursuant to a resolution adopted by the Board of Directors in accordance with the Company's Bylaws, the number of directors to be elected at the Annual Meeting has been fixed at six. The shares represented by the proxies will be voted in favor of the election as directors of the persons named below unless authority to do so is withheld. The directors elected will hold office for a term of one year or until their respective successors are duly elected and qualify. If any nominee is not a candidate for election at the Annual Meeting, an event which the Faulding Board does not anticipate, the proxies will be voted for a substitute nominee as well as for the other persons named below. Each of the nominees, other than Mr. Griffith, currently serves as a Director of the Company.

                                                                                 Faulding Stock
                                                                                 Beneficially
                                                        Director                 Owned as of
         Name                Office(s)                  Since           Age      Jan. 10, 1997
         ----                ---------                  ----------      ---      -------------
Edward D. Tweddell      Director/Chairman                  1990          56            -0-(1)
Richard F. Moldin       President, Chief                   1995          49         40,000(2)
                        Executive Officer, Director
Alan G. McGregor        Director                           1988          60            -0-(1)
Joseph C. Minio(3)      Director                           1997          53            -0-
Bruce C. Tully          Director                           1989          47            -0-
William R. Griffith     Secretary                           -            48            -0-

-----------

(1) Mr. McGregor and Dr. Tweddell are Directors of F.H. Faulding, the parent of Faulding Holdings Inc., the principal stockholder of the Company. See "Principal Stockholders of the Company" and "Compensation Committee Interlocks and Insider Participation".

(2) Includes 30,000 shares which may be acquired upon the exercise of currently exercisable stock options. Excludes 170,000 shares issuable upon the exercise of stock option awards, not presently exercisable, that have been made to Mr. Moldin under the Company's 1994 Stock Option Plan. See "Compensation of Executive Officers".

(3) Mr. Minio was appointed to the Board on January 3, 1997 to replace David Beretta, who died in September 1996.

         Edward D. Tweddell, M.D., was elected a Director in November 1990 and was subsequently elected Chairman of the Board. He joined F.H. Faulding as Managing Director of its Faulding Pharmaceuticals Division in September 1988. He was elected to the Board of Directors of F.H. Faulding in March 1989 and served as Executive Director of the Faulding Pharma Group from 1990 to November 1993 when he was appointed Group Managing Director and Chief Executive Officer of F.H. Faulding. From July 1987, until joining F.H. Faulding, he held the position of Chairman and Chief Executive Officer of Pharmol Pacific Ltd., an Australian biotechnology company. Prior thereto and from April 1986, he was President and Chief Executive Officer of Homecare Japan, LTD. Dr. Tweddell, who holds a Bachelor of Science degree in addition to an honors degree in Medicine, spent his early career in medical practice and, in 1976, joined the multinational pharmaceutical company, Pfizer International Inc., where he held a number of senior management positions.

         Richard F. Moldin has been President and Chief Executive Officer of the Company and President of Purepac Pharmaceutical Co., and a Director of such companies since July 1995. Since March 1996, Mr. Moldin has also served as Chief Executive Officer of Faulding Medical Device Co. and President of Faulding Puerto Rico, Inc. Since July 1996, Mr. Moldin has also served as President of Faulding Pharmaceutical Co. Prior to joining the Company and from October 1994 he served as Managing Director, Australia & New Zealand for Wellcome Australia Limited. From May 1993 until his appointment as Managing Director, he was Divisional Manager, Primary Manufacturing, for Wellcome Foundation Limited, U.K. Prior thereto and from September 1979, he served in various executive positions at Burroughs Wellcome Co., U.S.A., including from October 1991 to February 1993 as Vice President, Logistics & Primary Manufacturing.

         Alan G.  McGregor,  a Director  of the  Company  since  June  1988,  is
Chairman of F.H. Faulding. Mr. McGregor is also the Chairman of James Hardie Industries Ltd. and a Director of Burns, Philp & Co. Ltd. and other companies. He has served as a partner in two major Adelaide, South Australia law firms and was a Crown Prosecutor with the South Australian Crown Solicitor's Office.

         Joseph C. Minio has served as Director of the Company since January 3, 1997. He has been President and Chief Executive Officer and a Director of Belle Haven Management, Ltd. in Greenwich, Connecticut since 1986. Belle Haven is engaged in the business of acquiring controlling positions in, and assuming management control over, small and medium-sized under-performing companies. He also served as President and Chief Executive Officer and a Director of Interstate Distribution, Inc. a wholesale distributor of Health and Beauty Aids, Fragrances and Pharmaceuticals from 1990 to 1991. In addition, he served as President and Chief Executive Officer and a Director of Intelligent Business Communications Corporation ("IBC") from 1986 to 1989. IBC was engaged in the design, development, manufacture and marketing of advanced satellite data control equipment, as well as vertical circuit switches and T-1 multiplexers for both data and voice communications. From 1981 until 1986, Mr. Minio was President and Chief Executive Officer and a Director of Publicker Industries, Inc. of Greenwich, Connecticut, which was a manufacturer of alcohol and related products. Since 1983, he has served as a Director of Alba-Waldensian, Inc. and since 1993 he has served as a Director of Wellco Enterprises, Inc.

         Bruce Tully, a Director of the Company since April 1989, has been a Senior Managing Director of BT Securities Corporation, a subsidiary of Bankers Trust New York Corporation in New York, New York, since October 1996, having been a Managing Director since September 1989.

         William R. Griffith has served as Secretary of the Company since October 1993. Mr. Griffith is a member of Parker Duryee Rosoff & Haft, counsel to the Company. Mr. Griffith has been a practicing attorney for more than ten years. Parker Duryee Rosoff & Haft also acts as United States counsel to F.H. Faulding.

Information Concerning the Board of Directors

         During the Company's fiscal year ended June 30, 1996, the Board of Directors held four meetings. All directors attended at least 75% of such meetings.

         The Board's Audit Committee is charged with the review of the activities of the Company's independent auditors, including, but not limited to, the review of fees, services and scope of audit. During the fiscal year ended June 30, 1996, David Beretta and Bruce Tully served as the members of the Audit Committee, with Mr. Tully serving as its Chairman. In January 1997, Joseph Minio was appointed to serve on the Audit Committee in place of Mr. Beretta. The Audit Committee met one time during the fiscal year ended June 30, 1996, with all members in attendance.

         The   Compensation   Committee   of  the  Board  is   responsible   for
establishing, approving and administering the policies which govern annual executive salary levels and increases, incentive payments, the award of stock grants under the Company's 1991 Restricted Stock Incentive Plan and the award of stock options under its 1994 Stock Option Plan. During the fiscal year ended June 30, 1996, Messrs. Beretta, Tweddell and McGregor served as members of the Compensation Committee, with Mr. Beretta serving as its Chairman. In November 1996, Bruce Tully was appointed to serve on the Compensation Committee in place of Mr. Beretta and Dr. Tweddell was appointed Chairman. The Compensation Committee held no formal meetings during the fiscal year ended June 30, 1996, but took action by written consent following informal meetings.

         The Company does not have a nominating committee charged with the search for, and recommendation to the Board, of potential candidates for Board membership. This function is performed by the Board as a whole.

         David Beretta and Bruce Tully each received $15,000 during the fiscal year ended June 30, 1996 for his services as a Director of the Company. It is expected that Messrs. Tully and Minio will receive a like amount for services as a Director for the fiscal year ended June 30, 1997. None of the other Directors receives any cash compensation for his services as such.

Section 16(a) Reporting Delinquencies

         Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership ("Reports") with the Commission. Officers, directors and greater than 10% stockholders are required by the Commission's regulations to furnish the Company with copies of all such reports.

         Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports were required for those persons, the Company believes that, during the fiscal year ended June 30, 1996 all filing requirements applicable to its officers, directors and greater than 10% stockholders were complied with.

                   PROPOSAL TO APPROVE 1997 STOCK OPTION PLAN

         The Company's Board of Directors adopted the Company's 1997 Stock Option Plan (the "1997 Plan") on January 7, 1997, subject to stockholder approval within one year thereafter. The following summary of the provisions of the 1997 Plan is qualified in its entirety by express reference to the text of the 1997 Plan attached as Exhibit 1 hereto.

Purpose

         The purpose of the 1997 Plan is to advance the interests of the Company by inducing persons of outstanding ability and potential to join and remain with the Company, by encouraging and enabling employees, directors and consultants to acquire proprietary interests in the Company and by providing the participating employees, directors and consultants with additional incentive to promote the success of the Company.

Administration

         The 1997 Plan provides for its administration by the Board of Directors or by a committee consisting of at least two persons chosen by the Board of Directors (the "Committee"). The Committee has discretionary authority (subject to certain restrictions) to determine the individuals to whom, the times at which and the exercise price for which options will be granted. The Committee also interprets the 1997 Plan and prescribes rules, regulations and forms relating to its administration. The receipt of options by directors shall not preclude their vote on any matters in connection with the administration or interpretation of the 1997 Plan.

Shares Subject to the 1997 Plan

         A total of  1,000,000  shares of Common  Stock of the  Company has been reserved for issuance under the 1997 Plan. The 1997 Plan provides for appropriate adjustments in the event of stock dividends, stock splits, recapitalizations and other changes in the Company's capital structure. No options have been granted under the 1997 Plan as of the date hereof.

Nature of Options

         The Committee may grant options under the 1997 Plan ("Incentive Stock Options") which are intended to meet the requirements of Section 422A of the Internal Revenue Code of 1986, as amended ("the Code"). In addition, the Committee may grant options under the 1997 Plan which are not intended to meet the requirements of Section 422A of the Code ("Nonstatutory Stock Options"). The Federal income tax consequences of both Incentive Stock Options and Nonstatutory Stock Options are described below under "Federal Income Tax Consequences".

Eligibility

         Subject to certain limitations as set forth in the 1997 Plan, options to purchase shares may be granted thereunder to persons, including Committee members, who, in the case of Incentive Stock Options, are full time employees (including officers and directors) of either the Company or any subsidiary of the Company, or, in the case of Nonstatutory Stock Options, are employees of or non-employee directors of, or consultants to, the Company or any subsidiary of the Company.

Option Price

         The option price of the shares of Common Stock subject to an Incentive Stock Option under the 1997 Plan may not be less than the fair market value of the shares on the date upon which such option is granted. In addition, in the case of an option holder of an Incentive Stock Option who owns, at the time the option is granted, more than 10% of the total combined voting power of all classes of stock of the Company or of a subsidiary of the Company (a "10% Shareholder"), the purchase price of the shares may not be less than 110% of the fair market value of the shares on the date upon which such option is granted.

         Under the 1997 Plan, the option price may be paid for in full by the surrender of shares of Common Stock of the Company. In such case, the fair market value of the surrendered shares shall be determined by the Committee as of the date of exercise in the same manner as the value is determined upon the grant of an Incentive Stock Option.

         The option price of the shares of Common Stock subject to Nonstatutory Stock Options shall be determined by the Committee in its sole discretion.

Non-Transferability

         Options granted under the 1997 Plan are not transferable other than by will or the laws of descent and distribution and such options are exercisable, during a holder's lifetime, only by such holder.

Restrictions on Exercise

         No Incentive Stock Option granted under the 1997 Plan shall be exercisable after the expiration of ten years from the date of its grant. However, if an Incentive Stock Option is granted to a 10% Shareholder, such option shall not be exercisable after the expiration of five years from the date of its grant.

         In no case may an option be exercised as to less than 100 shares at any one time (or the remaining shares covered by the option if less than one hundred).

Death, Disability or Termination of Employment

         If the employment of an option holder under the 1997 Plan shall be terminated voluntarily by the employee or if such termination shall be made for cause, or if the services of a non-employee director shall be terminated voluntarily by the director or for cause, all options shall become void as of such date of termination. In the event of termination of the employment of an option holder or the services of a non-employee director for any other reason, such option may be exercised at any time within three months after such termination (but in no event after the expiration of the option). For the purposes of the 1997 Plan, the retirement of an individual either pursuant to a pension or retirement plan adopted by the Company or at the normal retirement date prescribed from time to time by the Company shall be deemed to be a termination of such individual's employment other than voluntarily by the employee or for cause.

         If an option holder under the 1997 Plan (i) dies or becomes permanently or totally disabled while employed by the Company or while serving as a non-employee director of the Company or (ii) dies within three months after the termination of his employment of service other than voluntarily or for cause, then such options may be exercised by the option holder or his legatee, legatees, his personal representatives or distributees at any time within one year after his death or termination of employment due to disability.

Effect of Changes in the Capitalization of the Company

         In the event of any merger, reorganization or other recapitalization of the Company, an option holder under the 1997 Plan would be entitled to receive, upon the exercise of his Option, the same consideration that he would have been entitled to receive upon the happening of such corporate event, as if the option holder had been, immediately prior to the event, the holder of the total number of shares underlying his Option.

         In the event that F.H. Faulding, either directly or indirectly through a wholly owned subsidiary, ceases to beneficially own, or exercise voting or dispositive control over, at least fifty (50%) percent of the Common Stock of the Company on a fully diluted basis, then all Options then outstanding under the 1997 Plan shall become immediately exercisable in full.

         Notwithstanding the foregoing, if the Company's Common Stock should cease to be publicly traded at any time in the future, an option holder under the 1997 Plan who exercises his option at any time thereafter would be entitled to receive only such number of shares or other consideration to the extent that his option had vested on the date of the cessation of such public trading.

Amendment and Termination

         The 1997 Plan (but not options previously granted thereunder) shall terminate on January 6, 2007. Subject to certain limitations, the 1997 Plan may be amended or terminated at an earlier date by the Company's Board of Directors or by a majority of the outstanding shares entitled to vote thereon.

Federal Income Tax Consequences

         The following material summarizes the principal anticipated federal income tax consequences of grants under the 1997 Plan to participants and the Company.

         Consequences to Participants

         Incentive stock options. No income results to the holder of an Incentive Stock Option upon the grant of the option or issuance of shares. The amount realized on the sale or taxable exchange of such shares in excess of the option price will be considered a capital gain, except that, if a disposition occurs within one year after exercise of the option or two years after the grant of the option, the option holder will realize compensation, for federal income tax purposes, on the amount by which the lesser of (i) the fair market value on the date of exercise or (ii) the amount realized on the sale of the shares, exceeds the option price. For the purpose of determining alternative minimum taxable income, an Incentive Stock Option is treated as a non-qualified option. The fair market value of shares for which an option holder may be granted Incentive Stock Options which are exercisable for the first time during any year may not exceed $100,000.

         Non-statutory options. In connection with the exercise of a non-statutory option, an option holder will generally realize compensation, for federal income tax purposes, on the difference between the option price and the fair market value of the shares acquired.

         Payment of option price in shares. If an option is exercised and payment is made by means of previously held shares, there is no gain or loss recognized to the option holder on the previously held shares. In the case of a non-statutory option, the option holder's basis and holding period of the previously held shares will be carried over to an equivalent number of shares received upon exercise of the option. Any additional shares received under the option will have a basis equal to the compensation realized by the option holder for federal income tax purposes plus the amount of any additional cash paid.

         Exercising a non-statutory option with shares which were originally acquired on the exercise of an Incentive Stock Option will not constitute a "disqualifying disposition" of such previously held shares. If, however, the new shares are not held for the balance of the required holding period, there will be a disqualifying disposition for federal income tax purposes, resulting in recognition of compensation to the option holder in an amount equal to the excess of the fair market value over the option price at the time such incentive shares were originally acquired (but not in excess of the option holder's gain). However, exercising an Incentive Stock Option with shares acquired on the exercise of an Incentive Stock Option will constitute a disqualifying disposition of such previously held shares if the one-and-two-year holding periods described above have not been met before such exercise.

         Tax withholding rights. Upon delivery to the Company of previously-held shares to satisfy withholding or other tax obligations of a participant pursuant to tax withholding rights, the difference between the fair market value of, and the participant's basis for, such shares would be a capital gain or loss to the participant for federal income tax purposes.

         Consequences to the Company

         To the extent individual option holders qualify for capital gains tax treatment, neither the Company nor its affiliates will generally be entitled to a deduction for federal income tax purposes. In other cases, the Company or its affiliates will generally receive a federal income tax deduction at the same time as and in the same amount as the amount which is taxable to the employee as compensation, except as provided below.

Board Recommendation

         The affirmative vote of the holders of a majority of the shares of Common Stock of the Company present and voting in person or by proxy at the Meeting is required for approval of this proposal. The Board recommends a vote FOR such proposal.

                    PROPOSAL TO AMEND 1994 STOCK OPTION PLAN

         On October 18, 1994 the stockholders of the Company approved the Company's 1994 Stock Option Plan (the "1994 Plan"). In all respects except one, the provisions of the 1994 Plan are identical to those of the 1997 Stock Option Plan as described above (See "PROPOSAL TO APPROVE 1997 STOCK OPTION PLAN"). The sole distinction is that the 1994 Plan does not specifically address the consequences to Option holders in the event that the beneficial stockholding of F.H. Faulding falls below 50% of the outstanding Common Stock of the Company on a fully diluted basis, as does the 1997 Plan.

         The proposed amendment to the 1994 Plan would replicate the specific provision of the proposed 1997 Plan relating to such a circumstance so as to provide Option holders under the 1994 Plan with the same benefit as under the 1997 Plan. Amended Section 12 of the 1994 Plan would provide that in the event that F.H. Faulding, either directly or indirectly through a wholly owned subsidiary, ceases to benefiically own, or exercise voting or dispositive control over, at least fifty (50%) percent of the outstanding Common Stock of the Company on a fully diluted basis, then all Options then outstanding under the 1994 Plan would become immediately exercisable in full.

         The foregoing summary of the 1994 Plan, as amended, is qualified in its entirety by express reference to the text of Section 12 of the 1994 Plan attached as Exhibit 2 hereto.

Board Recommendation

         The affirmative vote of the holders of a majority of the shares of Common Stock of the Company present and voting in person or by proxy at the Meeting is required for approval of this proposal. The Board recommends a vote FOR such proposal.

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         Unless otherwise instructed, the persons named in the enclosed proxy intend to vote the same in favor of the approval of the selection by the Board of Directors of Deloitte & Touche LLP to serve as the Company's independent auditors for the fiscal year ending June 30, 1997. That firm, an affiliate of which is also F.H. Faulding's principal independent auditor, has reported to the Company that none of its members has any direct financial interest or material indirect financial interest in the Company or any of its subsidiaries, nor has any member of such firm had any such connection during the past three years.

         Deloitte & Touche LLP served as the Company's principal independent auditor for the fiscal year ended June 30, 1996. A representative from Deloitte & Touche LLP is expected to attend the Annual Meeting and will be afforded the opportunity to make a statement or respond to appropriate questions from stockholders or both.

                      PRICE RANGES OF FAULDING COMMON STOCK

         The Company's Common Stock is traded on The Nasdaq National Market under the trading symbol FAUL. The following table sets forth the range of high and low closing sales prices of the Common Stock on The Nasdaq National Market.

         For the quarter ended:              High                 Low
         ----------------------              ----                 ---

         Fiscal 1995

         September 30, 1994                $14.250              $ 8.000
         December 31, 1994                  16.250               10.125
         March 31, 1995                     11.625                8.750
         June 30, 1995                      11.375                8.375

         Fiscal 1996

         September 30, 1995               $10.875               $ 7.750
         December 31, 1995                  8.750                 4.625
         March 31, 1996                     7.750                 5.000
         June 30, 1996                      7.125                 4.125

         On January 10, 1997, the last reported closing bid price of the Company's Common Stock was $6.875 per share.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On February 29, 1996, the Company acquired all of the outstanding capital stock of each of Faulding Medical Device Co. ("FMD"), Faulding Puerto Rico, Inc. ("FPR"), and Faulding Pharmaceutical Co. ("FPC") (collectively, the "Acquired Companies") from Faulding Holdings, a wholly-owned subsidiary of F.H. Faulding, in exchange for 2,438,712 shares of the Company's Common Stock. As part of the acquisition, the Company created a Class B Preferred Stock with 150,000 authorized shares, all of which were issued to Faulding Holdings for a cash purchase price of $100 per share, resulting in net proceeds to the Company of $15 million.

         During the years ended June 30, 1996, 1995 and 1994, the Company paid F.H. Faulding $4,057,000 $2,289,000 and $3,789,000, respectively, for merchandise purchases (pursuant to agreements to market injectable and oral products, both described herein), $287,000, $918,000 and $1,007,000, respectively, for research and development services and $603,000, $326,000 and $123,,000, respectively, for interest expense on loan advances associated with the Acquired Companies prior to the acquisition by the Company. In addition, the Company paid Faulding Services Inc. ("Faulding Services") $296,000, $266,000 and $186,000, respectively, for business development services (pursuant to an agreement with Faulding Services which terminated on December 31, 1995 and described herein). Faulding Services is a 100% owned subsidiary of Faulding Holdings.

         During the years ended June 30, 1996, 1995, and 1994, the Company was reimbursed $466,000, $1,919,000 and $486,000, respectively, by F.H. Faulding for materials and services related to research and development projects and $200,000 during the year ended June 30, 1994 for the sale to F.H. Faulding of the Company's Poroplastic'r' technology.

         Additionally, during the year ended June 30, 1996, the Company invoiced $1,018,000 to Faulding Services for contract manufacturing of KADIAN'tm' (pursuant to an agreement with Faulding Services, described herein).

         During the year ended June 30, 1994, the Company paid Faulding Services $623,000 for engineering and consulting services related to the construction of a manufacturing suite to accommodate the modified-release technology.

         Included in other assets at June 30, 1996 and 1995 is $2,903,000 paid by the Company to F.H. Faulding in June 1992 to acquire the proprietary technology, including the scientific information and expertise, processes and procedures, for the manufacture and sale of the generic version of certain modified-release pharmaceutical products. The acquired technology is restricted to use, on an exclusive basis, in the United States of America and its territories. Amortization of this technology will commence in fiscal 1997.

         Amounts due from (due to) affiliated companies are payable on demand and were (in thousands) as follows as of:

                                    June 30, 1996              June 30, 1995
                                    -------------              -------------

         F.H. Faulding              $    (1,881)               $     1,843
         Faulding Holdings                  ---                         10
         Faulding Services                1,034                        (37)
                                    ------------               ------------
                                    $      (847)               $     1,816
                                    ============               ============

         The Company entered into an agreement with F.H. Faulding as of December 5, 1992, pursuant to which the Company agreed to provide services to F.H. Faulding for the tableting of pellets and micro pellets on a time and materials basis. During the year ended June 30, 1996, no related services were provided by the Company to F.H. Faulding.

         In addition, the Company and F.H. Faulding entered into a three-year agreement, also dated as of December 5, 1992, which is automatically renewable for successive two-year periods, pursuant to which F.H. Faulding granted the Company a non-exclusive license to import, distribute and market an erythromycin oral product in the United States.

         On January 1, 1993, the Company and Faulding Services entered into a consulting agreement, which terminated on December 31, 1995, pursuant to which the Company retained Faulding Services to serve as a business development consultant and advisor on a non-exclusive basis.

         On August 1, 1993, the Company entered into a ten-year agreement with Faulding Services to manufacture KADIAN'tm' utilizing F.H. Faulding technology, processes and manufacturing methods licensed to Faulding Services. Faulding Services, at its sole cost, has sought all necessary approvals and/or registrations from the appropriate regulatory authority to enable the sale of the product, which was approved by the FDA on July 3, 1996. Under that agreement, the Company had commenced the manufacturing of KADIAN'tm' based on orders received from Faulding Services and the initial income from this contract was recorded in the quarter ending June 30, 1996. The parties amended this agreement in December 1994 to resolve certain inconsistencies between this agreement and an agreement with an unrelated third party, to distribute the product manufactured by the Company. On June 27, 1995 the Company and Faulding Services entered into a Services Agreement pursuant to which the Company agreed to provide certain services on Faulding Services' behalf that Faulding Services had agreed to provide under the agreement with the third party.

         On March 15, 1995, the Company and F.H. Faulding entered into a three-year non-exclusive license agreement for the Company to import and distribute doxycycline, a delayed-release product, in the United States in exchange for certain payments to F.H. Faulding for its supply of the product to the Company.

         The Company and F.H. Faulding entered into two agreements as of June 26, 1995 for two products that had been under ongoing development review for several years. One is a licensing agreement pursuant to which F. H. Faulding granted to the Company an exclusive ten-year license to utilize certain technology to complete the development of a modified-release product and manufacture and sell the product in the United States. Relating to the product development, the Company paid to F.H. Faulding most of the technology licensing fees prior to June 30, 1994 with the balance paid during the year ended June 30, 1996, all expensed as research and development costs. In addition, the Company will be obligated to pay royalties related to net sales of the product. As of June 30, 1996, development activity regarding this agreement has not continued.

         The second agreement is a ten-year Co-development, Supply and Licensing Agreement whereby F.H. Faulding will develop and deliver a certain component pellet of a modified-release product for the Company's use in developing, manufacturing and distributing such product in the United States. F.H. Faulding will supply the Company with pellets at a price set forth in the agreement. If the parties later concur that the Company will manufacture the pellets, F.H. Faulding will grant the Company an exclusive license to the pellet technology for the remainder of the term of the agreement in consideration of a technology transfer fee of $250,000 and ongoing royalty payments. As of June 30, 1996, development activity regarding this agreement has not continued.

         On January 23, 1996, FPC and F.H. Faulding entered into a Supply Agreement for injectable products developed and manufactured by F.H. Faulding for sale in the United States. Supply of six anti-cancer products, under this agreement, commenced in January 1996. ANDA submissions for additional products covered by this agreement have been filed with the FDA. Additional products are under development by F.H. Faulding.

         On January 23, 1996, a Licensing and Supply Agreement was signed between FMD and F.H. Faulding for the medical device products developed by FMD for sale and distribution outside of the United States. Though such products have not yet been launched in the United States, products utilizing these technologies have received regulatory approval in some other markets.

         The Company believes that the terms of the foregoing agreements are at least as favorable as those it could have obtained in comparable nonaffiliated third party transactions.

         William R. Griffith, Secretary of the Company and a nominee for election as a Director, is a member of Parker Duryee Rosoff & Haft P.C., a law firm which has acted as legal counsel to the Company and its subsidiaries since 1989. During the fiscal year ended June 30, 1996, the Company and its subsidiaries paid legal fees aggregating approximately $610,000 to such firm. In addition, such firm has acted as primary United States counsel to F.H. Faulding, Faulding Services and Faulding Holdings since 1987.

                                PERFORMANCE GRAPH

         Set forth below is a line graph comparing the cumulative stockholder return on the Company's Common Stock against the cumulative total return of the NASDAQ Industrial Index and the NASDAQ Pharmaceutical Index for the Company's fiscal years ended June 30, 1996, June 30, 1995, June 30, 1994, June 30, 1993 and June 30, 1992, respectively.


                   Comparison of Five Year Cumulative Return*
                              Among Faulding Inc.
                 The NASDAQ United States Index and the NASDAQ
                              Pharmaceutical Index


                                   6/91   6/92   6/93   6/94   6/95   6/96
                                   ----   ----   ----   ----   ----   ----
     Faulding Inc.                 100    256    174    151    188     82
     NASDAQ United States          100    120    151    153    204    261
     NASDAQ Pharmaceutical         100    125    108     91    120    177

--------
*$100 Invested on June 30, 1991 in Stock or Index

                        EXECUTIVE OFFICERS OF THE COMPANY

         Set forth below is certain information with respect to the Company's executive officers.

         Richard F. Moldin, age 49, was appointed President and Chief Executive Officer of the Company on July 17, 1995 and was appointed to serve as a Director and acting Chief Operating Officer of the Company on July 24, 1995. See "Election of Directors -Information Concerning Nominees" for additional biographical information with respect to Mr. Moldin.

         Lee H. Craker, age 41, was appointed Chief Financial Officer of the Company on May 26, 1995. Mr. Craker has held various positions with F. H. Faulding, or certain of its affiliates, dating from his initial employment by F.H. Faulding in 1973. From May 1985 to May 1990 he served as Finance and Administration Manager of David Bull Laboratories Pty. Ltd., a wholly owned subsidiary of F.H. Faulding. From May 1990 to June 1994, he was Finance and Administration Manager of the Faulding Pharma Group and from July 1994 until joining the Company in May 1995, he was Finance and Administration Manager of Faulding Services.

Compensation of Executive Officers

         Summary Compensation

         Set forth below is the aggregate compensation for services rendered in all capacities to the Company during its fiscal years ended June 30, 1996, 1995 and 1994 by each of its executive officers who served as an executive officer on June 30, 1996 and whose compensation exceeded $100,000 during its fiscal year ended June 30, 1996:

                                      Summary Compensation Table

                                                       Annual Compensation
                                      -----------------------------------------------------
                                                          (in thousands)
              Name and                Fiscal                                  Other Annual
         Principal Position           Year        Salary         Bonus        Compensation
         ------------------           ----        ------         -----        -------------
Richard F. Moldin                     1996         $285          $105              (1)
   Chief Executive Officer,           1995          ---           ---              ---
   President and Chief Operating      1994          ---           ---              ---
   Officer

Lee H. Craker                         1996         $158          $ 38              (1)
   Chief Financial Officer and        1995           78(2)        ---              ---
   Treasurer                          1994          ---           ---              ---


(1) Such amounts for each of the named executive officers listed in the Summary Compensation Table are less than 10% of the total annual salary and bonus reported for each such executive officer.
(2)  Mr. Craker became an employee of the Company on January 1, 1996.

Stock Options and Bonus Plans

          The Company's 1994 Stock Option Plan (the "1994 Plan") was adopted by the Board of Directors on August 16, 1994 and by a majority in interest of the stockholders of the Company on October 18, 1994. The 1994 Plan provides for the granting of up to 1,000,000 options which are intended to qualify either as incentive stock options ("Incentive Stock Options") within the meaning of
Section 422 of the  Internal  Revenue  Code of 1986 or as options  which are not intended to meet the requirements of such section ("Nonstatutory Stock Options"). The total number of shares of Common Stock reserved for issuance under the 1994 Plan is 1,000,000. Options to purchase shares may be granted under the 1994 Plan to persons who, in the case of Incentive Stock Options, are employees (including officers) of the Company, or, in the case of Nonstatutory Stock Options, are employees (including officers) or non-employee directors of the Company.

          The 1994 Plan is administered by a committee appointed by the Board of Directors, which has discretionary authority, subject to certain restrictions, to determine the number of shares issued pursuant to Incentive Stock Options and Nonstatutory Stock Options and the individuals to whom, the time at which, and the exercise price for which options will be granted.

          The exercise price of all Incentive Stock Options granted under the 1994 Plan must be at least equal to the fair market value of such shares on the date of the grant or, in the case of Incentive Stock Options granted to the holder of more than ten percent of the Company's Common Stock, at least 110% of the fair market value of such shares on the date of the grant. The maximum exercise period for which Incentive Stock Options may be granted is ten years from the date of grant (five years in the case of an individual owning more than 10% of the Company's Common Stock). The aggregated fair market value (determined at the date of the option grant) of shares with respect to which Incentive Stock Options are exercisable for the first time by the holder of the options during any calendar year shall not exceed $100,000.

          The following table sets forth certain information concerning grants of stock options to the executive officers of the Company under the 1994 Plan during the fiscal year ended June 30, 1996.

                                         Option Grants in Last Fiscal Year

                                                     Individual Grants
                           --------------------------------------------------------------------------
                                                                                                     Potential Realizable
                                                                                                     Value at Assumed
                                                                                                     Annual Rates of
                                         % of Total Options                                          Stock Price
                                         Granted to                                                  Appreciation for
                          Number of      Employees in                                                Option Term
                          Options        Fiscal Year Ended                                           ----------------
Name                      Granted        June 30, 1996         Exercise Price     Expiration Date    5%($)     10%($)
----                      -----------    -------------------   --------------     ---------------    -----     ------
Richard F. Moldin         150,000                 25%          $   10.125         7/16/2005          6.555     17.285
Chief Executive
Officer, President and     50,000                8.3%          $    6.25          4/21/2006          4.040     10.670
Chief Operating Officer

     The following table sets forth certain information with respect to options granted to the officers, directors and employees of the Company and its subsidiaries under the 1994 Plan during the fiscal year ended June 30, 1996. The dollar value set forth below reflects the difference between the aggregate exercise price of the options and the estimated value of the Company's Common Stock at June 30, 1996.

                          Fiscal Year End Option Values

                                                                                               Value of
                                    Number of Unexercised Options at                    Unexercised Options
                                    June 30, 1996                                       at June 30, 1996
                                    ---------------------------------------------       ----------------
                                    Exercisable                  Unexercisable
                                    -----------                  -------------
Richard F. Moldin                            -0-                    200,000                  $ -0-
Chief Executive Officer,
President and Chief
Operating Officer

All Non-Executive                            -0-                    400,000                  $ -0-
Employees as a Group


1991 Restricted Stock Incentive Plan

         The Company's 1991 Restricted Stock Incentive Plan (the "1991 Plan") was adopted by the Board of Directors on November 25, 1991 and ratified by a majority in interest of the stockholders of the Company on October 21, 1992. The stated intent of the 1991 Plan is to induce persons of outstanding ability and potential to join and remain with the Company and to enable key employees, who make substantial contribution to the Company, to acquire proprietary equity interests in the Company.

         The Board of Directors chooses the Committee, whose members are ineligible to receive stock awards under the 1991 Plan, to administer the Plan. The Committee determines the employees to whom awards of Common Stock will be granted and the amount, size and terms of each such award.

         A total of 465,000 shares of Common Stock of the Company were reserved for issuance under the 1991 Plan, of which aggregate grants of 275,000 and 50,000 were awarded in November 1991 and March 1993, respectively, at the respective values of $8.125 and $13.8125, being the respective market value thereof on the date of the grant. During the year ended June 30, 1994, due to two resignations, grants totaling 27,500 shares were terminated and 82,250 shares were issued. During the year ended June 30, 1995, due to two resignations, grants totaling 10,500 shares were terminated and 71,125 shares were issued. During the year ended June 30, 1996, due to eight terminations, grants totaling 47,000 shares were terminated and 44,625 shares were issued.

Pension Plan

         The Company maintains a defined benefit pension plan, fully paid for by the Company, for the benefit of eligible employees. All non-union employees become eligible for participation in the pension plan on January 1 or July 1, as applicable, following completion of one year of service. 161 persons were participants in the pension plan as of June 30, 1996.

         A participant in the Company's pension plan will receive retirement income based on .91% of his final average annual compensation, defined in the pension plan as including salary, bonuses, overtime and commissions, plus .52% of his final average annual compensation in excess of Social Security covered compensation, multiplied by years of credited service up to 35 years. Years of service for benefit accrual purposes are only after January 1, 1976. Final average compensation is defined in the pension plan as the average of a participant's total compensation received during the highest paid five consecutive plan years during the last 10 consecutive plan years immediately prior to retirement. A participant is 100% vested in his accrued pension benefit after five years of service as defined in the plan. The vested benefit of many participants employed prior to October 31, 1989, are provided through both the Purepac pension plan and the Solvay Group Pension Plan, the predecessor Company's plan.

         The following table indicates the estimated annual plan benefits payable upon retirement as of June 30, 1996 at age sixty-five after fifteen, twenty, twenty-five, thirty and thirty-five years of credited service to the
Company:

                               PENSION PLAN TABLE
                             (Dollars in thousands)

        Average
        Compensation                                   Annual Benefit Based on Years of Service
        ------------                 --------------------------------------------------------------------------
                                     15                20                 25              30                 35
                                     --                --                 --              --                 --
          $125,000 ........          $25                $33               $41              $50              $58
           150,000 ........           30                 40                50               60               70
           175,000 ........           30                 40                50               60               70
           200,000 ........           30                 40                50               60               70
           225,000 ........           30                 40                50               60               70
           250,000 ........           30                 40                50               60               70
           300,000 ........           30                 40                50               60               70
           350,000 ........           30                 40                50               60               70
           400,000 ........           30                 40                50               60               70
           450,000 ........           30                 40                50               60               70
           500,000 ........           30                 40                50               60               70

         At June 30, 1996, the credited years of service under the pension plan for Mr. Moldin was one. Mr. Craker is not a participant in the pension plan.

Savings Plan

         The Company has a savings plan, implemented as of January 1, 1990, covering all non-union employees of the Company and its subsidiaries. Under the savings plan, employees may defer up to 15% of their salary, to a maximum of $9,000 per annum. The Company makes an annual matching contribution equal to 50% of an employee's contribution, not exceeding 6% of the employee's salary. Matching contributions are vested at the rate of 20% per annum commencing upon one year's participation in the savings plan. All vested amounts in a participant's account, including earnings, may be distributed only following hardship, retirement, death, permanent or total disability or termination of employment.

         For the three year period ended June 30, 1996, the Company had contributed an aggregate of $650,000 to the savings plan (net of forfeitures of non-vested amounts), for the respective accounts of 193 participants. None of such $650,000 has been credited to the accounts of any current executive officers.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General Compensation Policies

         The Company's Compensation Committee (the "Committee") is responsible for establishing, approving and administering the policies which govern annual executive salary levels, increases/adjustments, incentive payments, the award of stock grants under the Company's 1991 Restrictive Stock Incentive Plan and the award of stock options under the Company's 1994 Stock Option Plan. During the year ended June 30, 1996 and until the death of David Beretta on September 16, 1996, the Committee was composed of three members, all of whom were non-employee directors. See "Compensation Committee Interlocks and Insider Participation". It is anticipated that the Board of Directors will appoint a replacement member for Mr. Beretta in the near future.

         In setting salary levels, providing incentives and granting stock and option incentives, the objectives of the Committee are to encourage profitable growth of the Company in a mutuality of interest between the Company's executives and stockholders and to balance competitive pay with the Company's overall performance. Specifically, the Committee attempts to provide levels of compensation to the President/CEO and the Company's other executive officers which reflect the contribution of such executives to the Company's growth in sales, earnings and market share, the development of stockholder value as reflected in the increase in the Company's stock price and the implementation of corporate strategies consistent with the growth of the Company.

         Growth in earnings is a significant factor in determining compensation. In addition, contribution to the development of new product opportunities, the progress of bioavailability and other studies and of development activities required to bring products to market and the successful marketing of the Company's primary products are evaluated in setting compensation policy. As well, to assure the Company's ability to attract, motivate and retain talented executives, the Committee attempts to keep the Company's levels of executive compensation competitive with that of other health care companies of comparable size and performance.

President/CEO and Executive Officers Compensation

         The Company's executive compensation program consists of three key components: base salary, a cash incentive scheme and long term incentives through the awards of restricted stock grants and stock options. The incentive payments have two performance components, each with a 50% weighting: (a) a financial budget achievement target based on net profit before taxes and (b) achievement of specific job-related objectives. The underlying principle for the design and implementation of the Company's incentive scheme is based on the concept that the Company commit in advance to predetermined annual levels of performance. Actual results achieved are measured against that commitment.

         The Company's long term incentives to date have been in the form of restricted stock and stock option grants. The object of these programs has been to advance the longer term interest of the Company and its stockholders. Equity compensation is an important element of the perfor-mance-based compensation of the executive officers and helps to ensure that management's interests remain closely aligned with those of the Company's stockholders. The Committee is of the view that Restricted stock awards and stock options grants provide the Company's key employees an opportunity for increased equity ownership and help to create an incentive to remain with the Company for the long term, since the grants vest over a four to six year period.

         During the approximate five month period from January to July 17, 1995 Michael R.D. Ashton held the position of President and Chief Executive Officer of the Company. His yearly salary as President of Faulding Services Inc. had already been established, was not altered upon his acceptance of additional responsibilities as President and CEO of the Company and was paid by Faulding Services.

         On July 17, 1995, the Company appointed Richard F. Moldin as its President and Chief Executive Officer. Mr. Moldin's initial compensation package reflected the Company's determination to recruit experienced executive officers who had considerable experience in the pharmaceutical industry by offering them compensation competitive with that of health care companies of comparable size and performance. He received an initial base salary of $ 285,000 and a grant of 150,000 stock options under the 1994 Stock Option Plan.

         Mr. Moldin received an additional grant of 50,000 stock options in April 1996 and a cash incentive award of $105,000 in September, 1996. His additional compensation reflected the Committee's assessment of Mr. Moldin's leadership in strengthening the position of the Company, his efforts in broadening the Company's base of operations to include the generic injectable and medical device businesses and his leadership contribution in implementing the Company's programs during the fiscal year ended June 30, 1996.

$1,000,000 Limit On Tax Deductible Compensation

         As part of the Omnibus Budget Reconciliation Act passed by Congress in 1993, a new limit has been created for the deductibility of compensation paid to certain officers. These officers are the Chief Executive Officer and the next four most highly compensated officers in office at the end of the year. Compensation paid to these officers in excess of $1,000,000, that is not performance-based, cannot be claimed by the Company as a tax deduction.

         It   is   the   Committee's    intention   to   continue   to   utilize
performance-based compensation. Accordingly, these regulations should not impact the compensation paid by the Company to its officers.

         Alan G. McGregor      )                Members of the
         Edward D. Tweddell    )                Compensation Committee
                                                    September 23, 1996

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Dr. Tweddell is Group Managing Director and Chief Executive Officer and a Director of F. H. Faulding. He is also a Director of Faulding Holdings, which owns approximately 61.6% of the Company's Common Stock, plus preferred stock convertible into additional shares of the Company's Common Stock. Alan McGregor is Chairman of the Board and a Director of F.H. Faulding. See "Principal Stockholders" and "Certain Relationships and Related Transactions."

                      PRINCIPAL STOCKHOLDERS OF THE COMPANY

         The following table sets forth certain information regarding shares of the Company's outstanding Common Stock beneficially owned on January 10, 1997
(i) by each person who is known by the Company to beneficially own or exercise voting or dispositive control over more than 5% of the Company's Common Stock, and (ii) by each of the Company's Directors, and (iii) by all executive officers and Directors of the Company as a group:

Name of                          Number of Shares       Percentage
Beneficial Owner                 Beneficially Owned     of Class
----------------                 ------------------     --------

Faulding Holdings Inc.           15,848,770(1)          73.3%(1)
529 Fifth Avenue
8th Floor
New York, New York  10017

All executive officers           40,000(2)                  *
and directors as a group
(9 persons)

(1) Includes 5,005,128 shares issuable upon conversion of 834,188 shares of the Company's Class A Preferred Stock and 1,564,950 shares issuable under conversion of 150,000 shares of the Company's Class B Preferred Stock.

(2) Mr. McGregor is Chairman and a Director, and Dr. Tweddell is Group Managing Director, Chief Executive Officer and a Director, respectively, of F.H. Faulding, the sole stockholder of Faulding Holdings. Dr. Tweddell is also a Director of Faulding Holdings. Each of Dr. Tweddell and Mr. McGregor, however, disclaims any beneficial interest in or voting or dispositive control over the shares of the Company's Common Stock owned by Faulding Holdings. Excludes 170,000 shares issuable to, but not presently exercisable by, Mr. Moldin under the 1994 Plan. Includes 30,000 shares which may be acquired upon the exercise of currently exercisable options granted under the 1994 Plan.

* Equals a percentage less than 1% of the outstanding shares of the Company's stock.

                              STOCKHOLDER PROPOSALS

         Stockholders' proposals intended to be presented at the Company's 1997 Annual Meeting of Stockholders pursuant to the provisions of Rule 14a-8, promulgated under the Exchange Act, must be received at the Company's offices not later than September 1, 1997 for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.

                                                                       EXHIBIT I

                                  FAULDING INC.

                             1997 STOCK OPTION PLAN

        1. PURPOSE OF THE 1997 PLAN. The Faulding Inc. 1997 Stock Option Plan (the "1997 Plan") is intended to advance the interests of Faulding Inc., a Delaware corporation (the "Company"), by inducing persons of outstanding ability and potential to join and remain with the Company, by encouraging and enabling employees to acquire proprietary interests in the Company, and by providing the participating employees with an additional incentive to promote the success of the Company. This is accomplished by providing for the granting of "Options" (which term as used herein includes both "Incentive Stock Options" and "Nonstatutory Stock Options," as later defined) to qualified employees and non-employee Directors and consultants.


        2. ADMINISTRATION. The 1997 Plan shall be administered by the Board of Directors of the Company (the "Board of Directors") or by a committee (the "Committee") consisting of at least two persons chosen by the Board of Directors. Except as herein specifically provided, the interpretation and construction by the Board of Directors or the Committee of any provision of the 1997 Plan or of any Option granted under it shall be final and conclusive. The receipt of Options by Directors, or any members of the Committee, shall not preclude their vote on any matters in connection with the administration or interpretation of the 1997 Plan, except as otherwise provided by law.


        3. SHARES SUBJECT TO THE 1997 PLAN. The stock subject to grant under the 1997 Plan shall be shares of the Company's common stock, $.01 par value (the "Common Stock"), whether authorized but unissued or held in the Company's treasury or shares purchased from shareholders expressly for use under the 1997 Plan. The maximum number of shares of Common Stock which may be issued pursuant to Options granted under the 1997 Plan shall not exceed one million (1,000,000) shares, subject to adjustment in accordance with the provisions of Section 12 hereof. The Company shall at all times while the 1997 Plan is in force reserve such number of shares of Common Stock as will be sufficient to satisfy the requirements of all outstanding Options granted under the 1997 Plan. In the event any Option granted under the 1997 Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased shares subject thereto shall again be available for Options under the 1997 Plan.


        4. PARTICIPATION. The class of persons which shall be eligible to receive Options under the 1997 Plan shall be (i) with respect to Incentive Stock Options described in Section 6 hereof, all key employees (including officers) of either the Company or any subsidiary corporation of the Company, and (ii) with respect to Nonstatutory Stock Options described in Section 7 hereof, any key employee (including any officer) of, any non-employee Director of, or any non-employee consultant to, either the Company or any subsidiary corporation of the Company. The Board of Directors or the Committee, in its sole discretion, but subject to the provisions of the 1997 Plan, shall determine the employees and non-employee Directors and non-employee consultants to the Company or any subsidiary corporation of the Company to whom Options shall be granted and the number of shares to be covered by each Option taking into account the nature of the employment or services rendered by the individuals being considered, their annual compensation, their present and potential contributions to the success of the Company and such other factors as the Board of Directors or the Committee may deem relevant.


        5. STOCK OPTION AGREEMENT. Each Option granted under the 1997 Plan shall be authorized by the Board of Directors or the Committee and shall be evidenced by a Stock Option Agreement which shall be executed by the Company and by the person to whom such Option is granted. The Stock Option Agreement shall specify the number of shares of Common Stock as to which any Option is granted, the period during which the Option is exercisable and the option price per share thereof.


        6. INCENTIVE STOCK OPTIONS. The Board of Directors or the Committee may grant Options under the 1997 Plan which are intended to meet the requirements of
Section 422A of the Internal Revenue Code of 1986 (the "Code") (such an Option referred to herein as an "Incentive Stock Option"), and which are subject to the following terms and conditions and any other terms and conditions as may at any time be required by Section 422A of the Code:

        (a) No Incentive Stock Option shall be granted to individuals other than key employees of the Company or of a subsidiary corporation of the Company.

        (b) Each Incentive Stock Option under the 1997 Plan must be granted prior to January 7 , 2007, which is within ten years from the date the 1997 Plan was adopted by the Board of Directors.

        (c) The option price of the shares subject to any Incentive Stock Option shall not be less than the fair market value of the Common Stock at the time such Incentive Stock Option is granted; provided, however, if an Incentive Stock Option is granted to an individual who owns, at the time the Incentive Stock Option is granted, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of a subsidiary corporation of the Company, the option price of the shares subject to the Incentive Stock Option shall be at least one hundred ten percent (110%) of the fair market value of the Common Stock at the time the Incentive Stock Option is granted.

        (d) No Incentive Stock Option granted under the 1997 Plan shall be exercisable after the expiration of ten (10) years from the date of its grant. However, if an Incentive Stock Option is granted to an individual who owns, at the time the Incentive Stock Option is granted, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of a subsidiary corporation of the Company, such Incentive Stock Option shall not be exercisable after the expiration of five years from the date of its grant. Every Incentive Stock Option granted under the 1997 Plan shall be subject to earlier termination as expressly provided in Sections 10 and 12(d) hereof.

        (e) For purposes of determining stock ownership under this Section 6, the attribution rules of Section 425(d) of the Code shall apply.

        (f) For purposes of the 1997 Plan, fair market value shall be determined by the Board of Directors or the Committee and, unless another reasonable method for determining fair market value is specified by the Committee, the closing market price of a share of Common Stock as reported by NASDAQ for the trading date next preceding the date in question.


        7. NONSTATUTORY STOCK OPTIONS. The Board of Directors or the Committee may grant Options under the 1997 Plan which are not intended to meet the requirements of Section 422A of the Code, as well as Options which are intended to meet the requirements of Section 422A of the Code, but the terms of which provide that they will not be treated as Incentive Stock Options (referred to herein as a "Nonstatutory Stock Option"). Nonstatutory Stock Options which are not intended to meet these requirements shall be subject to the following terms and conditions:

        (a) A Nonstatutory Stock Option may be granted to any person eligible to receive an Option under the 1997 Plan pursuant to Section 4(ii) hereof, except that no such Option may be granted to any person who owns stock possessing more than 10% of the total combined voting power or value of all classes of stock of the Company or the parent corporation or any subsidiary corporation of the Company.

        (b) The option price of the shares subject to a Nonstatutory Stock Option shall be determined by the Board of Directors or the Committee, in its absolute discretion, at the time of the grant of the Nonstatutory Stock Option.

        (c) A Nonstatutory Stock Option granted under the 1997 Plan may be of such duration as shall be determined by the Board of Directors or the Committee (not to exceed 10 years), and shall be subject to earlier termination as expressly provided in Sections 10 and 12(d) hereof.


        8. RIGHTS OF OPTION HOLDERS. The holder of any Option granted under the 1997 Plan shall have none of the rights of a stockholder with respect to the shares covered by his Option until such shares shall be issued to him upon the exercise of his Option.


        9. TRANSFERABILITY. No Option granted under the 1997 Plan shall be transferable by the individual to whom it was granted otherwise than by Will or the laws of descent and distribution, and, during the lifetime of such individual, shall not be exercisable by any other person, but only by him.


        10.    TERMINATION OF EMPLOYMENT OR DEATH.

        (a) If the employment of an employee by, or the services of either a non-employee Director of or a non-employee consultant to the Company or a subsidiary corporation of the Company shall be terminated voluntarily by the employee, the non-employee Director or the non-employee consultant or for cause, then his Option shall expire forthwith. Except as provided in subsections (b) and (c) of this Section 10, if such employment or services shall terminate for any other reason, then such Option may be exercised at any time within three months after such termination, subject to the provisions of subparagraph (d) of this
        Section 10. For purposes of the 1997 Plan, the retirement of an individual either pursuant to a pension or retirement plan adopted by the Company or at the normal retirement date prescribed from time to time by the Company shall be deemed to be termination of such individual's employment other than voluntarily or for cause. For purposes of this subparagraph, an employee who leaves the employ of the Company to become an employee of (i) a subsidiary corporation of the Company or (ii) of a corporation (or its parent or subsidiary) that has assumed the Option of the Company as a result of a corporate reorganization, etc., shall not be considered to have terminated his employment.

        (b) If the holder of an Option under the 1997 Plan dies (i) while employed by, or while serving as either a non-employee Director of or a non-employee consultant to, the Company or a subsidiary corporation of the Company, or (ii) within three months after the termination of his employment or his services other than voluntarily or for cause, then such Option may, subject to the provisions of subparagraph (d) of this
        Section 10, be exercised by the estate of the employee, the non-employee Director or the non-employee consultant or by a person who acquired the right to exercise such Option by bequest or inheritance or by reason of the death of such employee, non-employee Director or non-employee consultant at any time within one year after such death.

        (c) If the holder of an Option under the 1997 Plan ceases employment because of permanent and total disability (within the meaning of Section 22(e)(3) of the Code) while employed by, or while serving as a non-employee Director of or a non-employee consultant to, the Company or a subsidiary corporation of the Company, then such Option may, subject to the provisions of subparagraph (d) of this Section 10, be exercised at any time within one year after his termination of employment or termination of services due to the disability.

        (d) An Option may not be exercised pursuant to this Section 10 except to the extent that the holder was entitled to exercise the Option at the time of termination of employment, termination of services, or death, and in any event may not be exercised after the expiration of the Option.

        (e) For purposes of this Section 10, the employment relationship of an employee of the Company or of a subsidiary corporation of the Company will be treated as continuing intact while he is on military or sick leave or other bona fide leave of absence (such as temporary employment by the Government) if such leave does not exceed ninety days, or, if longer, so long as his right to reemployment is guaranteed either by statute or by contract.


        11.    EXERCISE OF OPTIONS.

        (a) Unless otherwise provided in the Stock Option Agreement, any Option granted under the 1997 Plan shall be exercisable in whole at any time, or in part from time to time, prior to expiration. The Board of Directors or the Committee, in its absolute discretion, may provide in any Stock Option Agreement that the exercise of any Option granted under the 1997 Plan shall be subject (i) to such condition or conditions as it may impose, including, but not limited to, a condition that the holder thereof remain in the employ or service of the Company or a subsidiary corporation of the Company for such period or periods of time from the date of grant of the Option, as the Board of Directors or the Committee, in its absolute discretion, shall determine; and (ii) to such limitations as it may impose, including, but not limited to, a limitation that the aggregate fair market value of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any employee during any calendar year (under all plans of the Company and its parent and subsidiary corporations) shall not exceed One Hundred Thousand Dollars ($100,000). In addition, in the event that under any Stock Option Agreement the aggregate fair market value of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any employee during any calendar year (under all plans of the Company and its parent and subsidiary corporations) exceeds One Hundred Thousand Dollars ($100,000), the Board of Directors or the Committee may, when shares are transferred upon exercise of such Options, designate those shares which shall be treated as transferred upon exercise of an Incentive Stock Option and those shares which shall be treated as transferred upon exercise of a Nonstatutory Stock Option.

        (b) An Option granted under the 1997 Plan shall be exercised by the delivery by the holder thereof to the Company at its principal office (attention of the Secretary) of written notice of the number of shares with respect to which the Option is being exercised. Such notice shall be accompanied by payment of the full option price of such shares, and payment of such option price shall be made by the holder's delivery of his check payable to the order of the Company; provided, however, that notwithstanding the foregoing provisions of this Section 11 or any other terms, provisions or conditions of the 1997 Plan, at the written request of the optionee and upon approval by the Board of Directors or the Committee, shares acquired pursuant to the exercise of any Option may be paid for in full at the time of exercise by the surrender of shares of Common Stock of the Company held by or for the account of the optionee at the time of exercise to the extent permitted by subsection (c)(5) of
        Section 422A of the Code and, with respect to any person who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, to the extent permitted by Section 16(b) of that Act and the Rules of the Securities and Exchange Commission, without liability to the Company. In such case, the fair market value of the surrendered shares shall be determined by the Board of Directors or the Committee as of the date of exercise in the same manner as such value is determined upon the grant of an Incentive Stock Option.

        12.    ADJUSTMENT UPON CHANGE IN CAPITALIZATION.

        (a) In the event that the outstanding Common Stock is hereafter changed by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, stock dividends or the like, an appropriate adjustment shall be made by the Board of Directors or the Committee in the aggregate number of shares available under the 1997 Plan and in the number of shares and option price per share subject to outstanding Options. Any adjustment in the number of shares shall apply proportionately to only the unexercised portion of the Option granted hereunder. If fractions of a share would result from any such adjustment, the adjustment shall be revised to the next lower whole number of shares.

        (b) Subject to the provisions of Subsection (c) of this Section 12, if the Company shall be reorganized, consolidated or merged with another corporation, or if all or substantially all of the assets of the Company shall be sold or exchanged, the holder of an Option shall be entitled to receive upon the exercise of his Option (the timing of which, as set forth in Section 11, is in the discretion of the Board of Directors or the Committee) the same number and kind of shares of stock or the same amount of property, cash or securities as he would have been entitled to receive upon the happening of any such corporate event as if he had been, immediately prior to such event, the holder of the number of shares covered by his Option; provided, however, that in such event the Board of Directors or the Committee shall have the discretionary power to take any action necessary or appropriate to prevent any Incentive Stock Option granted hereunder from being disqualified as an "incentive stock option" under the then existing provisions of the Code or any law amendatory thereof or supplemental thereto.

        (c) In the event of a "Change of Control" (as hereinafter defined), all Options then outstanding under the Plan shall become immediately exercisable in full. Any amendment to this subsection which diminishes the rights of Optionees shall not be effective with respect to Options outstanding at the time of adoption of such amendment, whether or not such outstanding Options are then exercisable. A "Change of Control" shall be deemed to have occurred upon date that F.H. Faulding & Co. Limited, either directly or indirectly through a wholly owned subsidiary, ceases to beneficially own, or exercise voting or dispositive control over, at least fifty (50%) percent of the outstanding Common Stock of the Company on a fully diluted basis (i.e., calculated on a basis as if all of the issued and outstanding Class A Preferred Stock of the Company and any other class of Preferred Stock, which is convertible into Common Stock of the Company, shall have been converted into Common Stock in accordance with their respective terms.)

        (d)  Notwithstanding  the provisions of  subsections (b) and (c) of this
        Section 12, if the Common Stock of the Company shall cease to be publicly traded at any time prior to January 7, 2007, then upon the occurrence of such event, any Options theretofore granted under the Plan that shall have not as yet vested shall thereupon automatically lapse in their totality.


        13.    FURTHER CONDITIONS OF EXERCISE.

        (a) Unless prior to the exercise of the Option the shares issuable upon such exercise have been registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, the notice of exercise shall be accompanied by a representation or agreement of the individual exercising the Option to the Company to the effect that such shares are being acquired for investment and not with a view to the resale or distribution thereof or such other documentation as may be required by the Company unless in the opinion of counsel to the Company such representation, agreement or documentation is not necessary to comply with such Act.

        (b) The Company shall not be obligated to deliver any Common Stock until it has been listed on each securities exchange on which the Common Stock may then be listed or until there has been qualification under or compliance with such state or federal laws, rules or regulations as the Company may deem applicable. The Company shall use reasonable efforts to obtain such listing, qualifications and compliance.


        14. EFFECTIVENESS OF THE 1997 PLAN. The 1997 Plan was originally adopted by the Board of Directors on January 7 , 1997. The 1997 Plan shall be subject to approval by the affirmative vote of a majority of the outstanding shares of capital stock of the Company present in person or by proxy at a meeting of stockholders of the Company convened for such purpose prior to January 7 , 1998, which is within one year of adoption of the 1997 Plan by the Board of Directors. In the event such stockholder approval is withheld or otherwise not received on or before the latter date, the 1997 Plan and all Options which may have been granted thereunder shall become null and void.


        15.    TERMINATION, MODIFICATION AND AMENDMENT.

        (a) The 1997 Plan (but not  Options  previously  granted  under the 1997
        Plan) shall terminate on January 6, 2007, which is within ten years of the date of its adoption by the Board of Directors, or sooner as hereinafter provided, and no Option shall be granted after the termination of the 1997 Plan.

        (b) The 1997 Plan may from time to time be terminated, modified or amended by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company present in person or by proxy at a meeting of stockholders of the Company convened for such purpose.

        (c) The Board of Directors may at any time, on or before the termination date referred to in Section 15(a) hereof, terminate the 1997 Plan, or from time to time make such modifications or amendments to the 1997 Plan as it may deem advisable; provided, however, that the Board of Directors shall not, without approval by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company present in person or by proxy at a meeting of stockholders of the Company convened for such purpose, increase (except as provided by Section 12 hereof) the maximum number of shares as to which Incentive Stock Options may be granted, or change the designation of the employees or class of employees eligible to receive Options or make any other change which would prevent any Incentive Stock Option granted hereunder which is intended to be an "incentive stock option" from disqualifying as such under the then existing provisions of the Code or any law amendatory thereof or supplemental thereto.

        (d) No termination, modification or amendment of the 1997 Plan may, without the consent of the individual to whom an Option shall have been previously granted, adversely affect the rights conferred by such Option.


        16. NOT A CONTRACT OF EMPLOYMENT. Nothing contained in the 1997 Plan or in any Stock Option Agreement executed pursuant hereto shall be deemed to confer upon any individual to whom an Option is or may be granted hereunder any right to remain in the employ or service of the Company or a subsidiary corporation of the Company.


        17. USE OF PROCEEDS. The proceeds from the sale of shares pursuant to Options granted under the 1997 Plan shall constitute general funds of the Company.


        18. INDEMNIFICATION OF BOARD OF DIRECTORS OR COMMITTEE. In addition to such other rights of indemnification as they may have, the members of the Board of Directors or the Committee, as the case may be, shall be indemnified by the Company to the extent permitted under applicable law against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the 1997 Plan or any rights granted thereunder and against all amounts paid by them in settlement thereof or paid by them in satisfaction of a judgment of any such action, suit or proceeding, except a judgment based upon a finding of bad faith. Upon the institution of any such action, suit or proceeding, the member or members of the Board of Directors or the Committee, as the case may be, shall notify the Company in writing, giving the Company an opportunity at its own cost to defend the same before such member or members undertake to defend the same on their own behalf.


        19. DEFINITIONS. For purposes of the 1997 Plan, the terms "parent corporation" and "subsidiary corporation" shall have the same meanings as set forth in Sections 425(e) and 425(f) of the Code, respectively, and the masculine shall include the feminine and the neuter as the context requires.


        20. GOVERNING LAW. The 1997 Plan shall be governed by, and all questions arising hereunder shall be determined in accordance with, the laws of the State of New Jersey.

                                                                      EXHIBIT II


        12.    ADJUSTMENT UPON CHANGE IN CAPITALIZATION.

        (a) In the event that the outstanding Common Stock is hereafter changed by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, stock dividends or the like, an appropriate adjustment shall be made by the Board of Directors or the Committee in the aggregate number of shares available under the Plan and in the number of shares and option price per share subject to outstanding Options. Any adjustment in the number of shares shall apply proportionately to only the unexercised portion of the Option granted hereunder. If fractions of a share would result from any such adjustment, the adjustment shall be revised to the next lower whole number of shares.

        (b) Subject to the provisions of Subsection (c) of this Section 12, if the Company shall be reorganized, consolidated or merged with another corporation, or if all or substantially all of the assets of the Company shall be sold or exchanged, the holder of an Option shall be entitled to receive upon the exercise of his Option (the timing of which, as set forth in Section 11, is in the discretion of the Board of Directors or the Committee) the same number and kind of shares of stock or the same amount of property, cash or securities as he would have been entitled to receive upon the happening of any such corporate event as if he had been, immediately prior to such event, the holder of the number of shares covered by his Option; provided, however, that in such event the Board of Directors or the Committee shall have the discretionary power to take any action necessary or appropriate to prevent any Incentive Stock Option granted hereunder from being disqualified as an "incentive stock option" under the then existing provisions of the Code or any law amendatory thereof or supplemental thereto.

        (c) In the event of a "Change of Control" (as hereinafter defined), all Options then outstanding under the Plan shall become immediately exercisable in full. Any amendment to this subsection which diminishes the rights of Optionees shall not be effective with respect to Options outstanding at the time of adoption of such amendment, whether or not such outstanding Options are then exercisable. A "Change of Control" shall be deemed to have occurred upon date that F.H. Faulding & Co. Limited, either directly or indirectly through a wholly owned subsidiary, ceases to beneficially own, or exercise voting or dispositive control over, at least fifty (50%) percent of the outstanding Common Stock of the Company on a fully diluted basis (i.e., calculated on a basis as if all of the issued and outstanding Class A Preferred Stock of the Company and any other class of Preferred Stock, which is convertible into Common Stock of the Company, shall have been converted into Common Stock in accordance with their respective terms.)

        (d)  Notwithstanding  the provisions of  subsections (b) and (c) of this
        Section 12, if the Common Stock of the Company shall cease to be publicly traded at any time prior to August 15, 2004, then upon the occurrence of such event, any Options theretofore granted under the Plan that shall have not as yet vested shall thereupon automatically lapse in their totality.

                                  APPENDIX 1
                                  PROXY CARD
                      THIS PROXY IS SOLICITED ON BEHALF OF
                    THE BOARD OF DIRECTORS OF FAULDING INC.

    The undersigned Stockholder of Faulding Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement each dated January 15, 1997, and hereby appoints Lee Craker and Norman Bierfriend, and each of them, proxies and attorneys-in-fact with full power to each of them of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Faulding Inc., to be held on February 12, 1997 at 10:00 a.m., local time, at the Newark Airport Marriott, Newark International Airport, Newark, New Jersey, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1. Election of Directors:

   [ ] FOR all nominees listed below    [ ] WITHHOLD AUTHORITY to vote for all
                                            nominees listed below

   If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:

  Edward D. Tweddell, Alan G. McGregor, Joseph C. Minio, Bruce C. Tully, Richard
                          F. Moldin, William R. Griffith

2. Proposal to approve the 1997 Stock Option Plan:

             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

3. Proposal to amend the Company's 1994 Stock Option Plan:

             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

4. Proposal to approve the appointment of Deloitte & Touche LLP as the independent auditors for the Company's fiscal year ending June 30, 1997:
             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

and upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

                         (to be signed on reverse side)

                          (continued from other side)

    THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR EACH OF THE NOMINEES FOR THE ELECTION OF DIRECTORS, IN FAVOR OF EACH OF THE PROPOSALS SET FORTH ABOVE, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

    A majority of such attorneys or substitutes as shall be present and shall act at said meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

                                              DATED:  ................... , 1997
                                               .................................
                                                          SIGNATURE
                                               .................................
                                                          SIGNATURE

                                              (THIS  PROXY  SHOULD  BE   MARKED,
                                              DATED,    AND   SIGNED    BY   THE
                                              STOCKHOLDER(S) EXACTLY AS HIS NAME
                                              APPEARS   HEREON,   AND   RETURNED
                                              PROMPTLY IN THE ENCLOSED ENVELOPE.
                                              PERSONS  SIGNING  IN  A  FIDUCIARY
                                              CAPACITY SHOULD  SO  INDICATE.  IF
                                              SHARES  ARE HELD  BY JOINT TENANTS
                                              OR  AS  COMMUNITY  PROPERTY,  BOTH
                                              SHOULD SIGN.)


                       STATEMENT OF DIFFERENCES


The trademark symbol shall be expressed as................................ 'tm'
The registered trademark symbol shall be expressed as...................... 'r'